Exhibit 99.1

Yellow Corporation Names New Board Member

David Webber Adds Significant Governance and Shareholder Interest Experience

NASHVILLE. Tenn., April 25, 2023 -- Yellow Corporation (NASDAQ: YELL) has appointed David H. Webber to its Board of Directors, effective April 20, 2023.

Webber is a Professor of Law at Boston University and a highly respected academic with numerous scholarly articles published in the Harvard Business Law Review and the University of Chicago Business Law Review, among others. Webber is also the author of the critically acclaimed book, The Rise of the Working-Class Shareholder: Labor’s Last Best Weapon, published by Harvard University Press. Webber is a nationally recognized expert in pensions as well as shareholder activism and litigation. He was selected by the International Brotherhood of Teamsters to join the Board of Directors pursuant to its director appointment rights as the holder of Yellow’s Series A Voting Preferred Stock.

“We are pleased to welcome David to the board,” said Matt Doheny, chairman of Yellow’s Board of Directors. “We look forward to his perspectives from a labor standpoint and we will benefit from his insights as we continue our company-wide modernization to become One Yellow.”

Webber is a graduate of Columbia University and NYU Law School, where he was an editor of the law review.

About Yellow Corporation

Yellow operates one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America, providing customers with regional, national, and international shipping services throughout. Backed by a team of nearly 30,000 transportation professionals, Yellow’s flexible supply chain solutions and best-in-class expertise ensure the safe, timely delivery of industrial, commercial, and retail goods for customers of all sizes. Yellow’s principal office is in Nashville, Tenn., and is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway and YRC Freight, as well as the logistics company Yellow Logistics.

To learn more about Yellow and our services, visit myyellow.com.

Media Contacts:	Mike Kelley
913-696-6121
mike.kelley@myyellow.com

Heather Nauert
heather.nauert@myyellow.com

Investor Contact:	Tony Carreño
913-696-6108
investor@myyellow.com